Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

ADAMAS ONE CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.001 per share, to be sold by the Registrant(1)	Rule 457(a)	3,622,500(2)	$5.00	$18,112,500	$0.0001102	$1,996.00
Fees to Be Paid	Equity	Common stock, par value $0.001 per share, to be sold by Selling Stockholders(1)	Rule 457(a)	670,965	$5.00	$3,354,825	$0.0001102	$369.70
Fees to Be Paid	Equity	Common stock issuable upon conversion of a convertible note held by a Selling Stockholder(1)	Rule 457(a)	1,230,000(3)	$4.00	$4,920,000	$0.0001102	$542.18
Fees to Be Paid	Equity	Common stock issuable upon exercise of a warrant held by a Selling Stockholder(1)	Rule 457(a)	409,959(4)	$5.00	$2,049,795	$0.0001102	$225.89
	Total Offering Amounts					$28,437,120		$3,133.77
	Total Fees Previously Paid							$2,781.00
	Total Fee Offsets							-
	Net Fee Due							$352.77

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time be issued or come issuable because of stock splits, stock dividends, and similar transactions.
(2)	Includes 472,500 shares of common stock that the underwriters have the option to purchase pursuant to their over-allotment option.
(3)	Estimated based on the aggregate value of the principal amount outstanding under the 2022 Convertible Note plus accrued interest through August 23, 2023, the maturity date of the 2022 Convertible Note, divided by a conversion price of $3.60 per share (which equals 80% of the initial public offering price per share (if the initial public offering price is equal to $4.50 per share, the low point of the price range).
(4)	Estimated based on 33.33% of the shares of common stock issuable upon conversion of the 2022 Convertible Note calculated in accordance with (3) above.